EXHIBIT 99

PRESS RELEASE

The following is the text of a press release issued by Mid-America Apartment Communities, Inc. on July 10, 2003.

Mid-America Apartment Communities, Inc. Announces Series H Preferred Stock Offering

MEMPHIS, Tenn.—(BUSINESS WIRE)—July 10, 2003—Mid-America Apartment Communities, Inc. (NYSE: MAA) announced today that it has sold in an underwritten public offering 5,600,000 shares of its 8.30% Series H Cumulative Redeemable Preferred Stock at $25 per share. Raymond James & Associates, Inc. was the lead managing underwriter of the offering.

The net proceeds of the offering, all of which will be received by the Company, together with approximately $4.8 million of additional borrowings by the Company and $421,500 of operating cash flow, will be used to redeem all of the Company’s issued and outstanding 9.5% Series A Cumulative Preferred Stock and 9 3/8% Series C Cumulative Redeemable Preferred Stock, and 1,600,000 shares of the Company’s 8 7/8% Series B Cumulative Preferred Stock.

The Company has granted the underwriters an option for 30 days to purchase up to an additional 600,000 shares of Series H Preferred Stock. The Company intends to list the Series H Preferred Stock on the New York Stock Exchange under the symbol “MAA PrH.”

A final prospectus may be obtained from the Company by written request to the address stated below or from Raymond James & Associates, Inc. by written request to 880 Carillon Parkway, St. Petersburg, Florida 33716.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

MAA is a self-administered, self-managed apartment-only real estate investment trust that currently owns or has ownership interest in 34,815 apartment units throughout the southeast and south central U.S. For further details, please refer to our website at www.maac.net or contact Simon R. C. Wadsworth at (901) 682-6668, ext. 105, 6584 Poplar Ave., Suite 300, Memphis, TN 38138.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated growth rate of revenues, expenses, and net operating income at Mid-America’s properties, anticipated lease-up (and rental concessions) at development properties, planned acquisitions and dispositions, and property financing. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including a downturn in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of our markets, changes in interest rates and other items that are difficult to control such as insurance rates, increases in real estate taxes in numerous markets, as well as other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its Annual Report on Form 10-K, particularly including the risk factors contained in the latter filing.

Contact:

Mid-America Apartment Communities, Inc.

Simon R. C. Wadsworth, 901/682-6668 Ext. 105

www.maac.net